SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K



                           Current Reporting Pursuant
                          to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934



          Date of report (earliest event reported): September 30, 1998


                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
             (Exact Name of Registrant as Specified in its Charter)




        DELAWARE                   33-73988                  38-3097317
(State or Other Jurisdiction      (Commission             (I.R.S. Employer
      of Incorporation)           File Number)          Identification Number)


    200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48303-0200
    (Address of Principal Executive Office)                        (Zip Code)



       Registrant's Telephone Number, Including Area Code: (248) 258-6800



                                      None
          (Former Name or Former Address, if Changed Since Last Report)

Item 1. Changes in Control of Registrant

The information required by this item is given in response to Item 2.

Item 2. Acquisition or Disposition of Assets

Taubman Centers, Inc. (TCO) is the managing general partner of The Taubman Realty Group Limited Partnership (TRG). On September 30, 1998, TCO obtained a majority and controlling interest in TRG as a result of a transaction in which TRG exchanged interests in 10 shopping centers, together with $990 million of its debt, for all of the partnership units owned by General Motors Pension Trusts (GMPT), representing approximately 37% of TRG's equity (the GMPT Exchange). The approximately 50 million GMPT partnership units had a fair value of approximately $675 million based on the average share price of TCO common stock for the two week period prior to the closing of the transaction. As a result of the GMPT Exchange, TCO's ownership of TRG increased to 62.7%.

TRG no longer has a Partnership Committee overseeing its operations and the GMPT-affiliated members of TCO's Board of Directors resigned, resulting in TCO having a nine-member board with a majority of independent directors. Additionally, TCO became obligated to issue to the partners in TRG other than TCO (Minority Partners), upon subscription, one share of Series B Non-
Participating Convertible Preferred Stock (Series B Preferred Stock) for each TRG unit held by the Minority Partners. Each of the Minority Partners is entitled to subscribe for one share of Series B Preferred Stock for each TRG unit of partnership interest that the Minority Partner holds. The subscription price is equal to the per share liquidation preference of 1/10th of one cent. TCO expects to have completed the initial issuance of Series B Preferred Stock to the Minority Partners before the end of 1998. If TRG issues additional units to one or more Minority Partners (including new partners in TRG), each new Unit will carry the right to subscribe for one share of series B Preferred Stock for 1/10th of one cent per share. TCO may not issue additional shares of Series B Preferred Stock except as described above, other than to reflect stock dividends, splits, or similar matters that would otherwise adversely affect the relative voting power of the Series B Preferred Stock. Each share of Series B Preferred Stock entitles the holder to one vote on all matters submitted to TCO's shareholders. The holders of Series B Preferred Stock, voting as a class, have the right to designate up to four nominees for election as directors of TCO. On all other matters, including the election of directors, the holders of Series B Preferred Stock will vote with the holders of common stock. The holders of Series B Preferred Stock are not entitled to dividends or earnings. Under certain circumstances, the Series B Preferred Stock is convertible into common stock (at a ratio of 14,000 shares of Series B Preferred Stock for one share of common stock), but TCO will redeem for cash any fractional shares of common stock resulting from a conversion.

Item 7. Financial Statements and Exhibits

b. The following pro forma information is included in this filing on Form 8-K:

   The Taubman Realty Group Limited Partnership Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 (unaudited)

   The Taubman Realty Group Limited Partnership Pro Forma Condensed Consolidated Statement of Operations, Year Ended December 31, 1997 (unaudited)

   The Taubman Realty Group Limited Partnership Pro Forma Condensed Consolidated Statement of Operations, Six Months Ended June 30, 1998 (unaudited)

c. Exhibits

   Separation and Relative Value Adjustment Agreement between The Taubman Realty Group Limited Partnership and GMPTS Limited Partnership (without exhibits or schedules, which will be supplementally provided to the Securities and Exchange Commission upon its request.)

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               As of June 30, 1998
                                   (unaudited)
                                 (in thousands)


This unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the GMPT Exchange and certain related transactions (see accompanying Notes and Significant Assumptions) had occurred on June 30, 1998. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at June 30, 1998, nor does it purport to represent the future financial position of TRG.



                                     Historical   Adjustments (A)   Pro Forma
                                     ----------   -----------       ---------

Assets:
 Properties, net                     $1,416,635    $(476,435)       $940,200
 Other assets                            64,086      (27,731)         36,355
                                     ----------    ---------        --------
                                     $1,480,721    $(504,166)       $976,555
                                     ==========    ==========       ========

Liabilities:
 Debt                                $1,414,433    $(810,897)       $603,536
 Accounts payable and
  accrued liabilities                   110,217      (31,197)         79,020
 Distributions in excess of
  net income of Unconsolidated
  Joint Ventures                        169,714      (48,543)        121,171
                                     ----------    ---------        --------
                                     $1,694,364    $(890,637)       $803,727

Accumulated Deficiency in Assets:
  Series A Preferred Equity             192,840                      192,840
  Partners' Accumulated Deficit        (406,483)     386,471         (20,012)
                                     ----------    ---------        --------
                                       (213,643)     386,471         172,828
                                     ----------    ---------        --------
                                     $1,480,721    $(504,166)       $976,555
                                     ==========    =========        ========





               See Accompanying Notes and Significant Assumptions

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                        NOTES AND SIGNIFICANT ASSUMPTIONS
                               As of June 30, 1998


(A) On September 30, 1998, TRG exchanged interests in 10 shopping centers (nine wholly owned and one Unconsolidated Joint Venture), together with $990 million of debt, for all of GMPT's partnership units (approximately 50 million units with a fair value of $675 million, based on the average stock price of TCO shares of $13.50 for the two week period prior to the closing). The amount of debt allocated to GMPT is subject to a working capital adjustment calculated as of September 30, 1998; this adjustment would have decreased the amount of debt allocated to GMPT by approximately $12 million if the GMPT Exchange had occurred on June 30, 1998. The pro forma adjustments reflect the impact to TRG of the exchange of the 10 centers. On a pro forma basis, a gain of $1.1 billion on the exchange would have been realized as of June 30, 1998, representing the difference between the fair value of the GMPT units and the sum of the net book values of the 10 shopping centers, the debt assumed by GMPT, and estimated transaction costs.

In anticipation of the GMPT Exchange, TRG used the $1.2 billion proceeds from two bridge loans bearing interest at one-month LIBOR plus 1.30% to extinguish approximately $1.1 billion of debt, including substantially all of TRG's public unsecured debt, its outstanding commercial paper, and borrowings on its existing lines of credit. The remaining proceeds were used primarily to pay prepayment premiums and transaction costs. An extraordinary charge of approximately $49 million, consisting primarily of prepayment premiums, was recognized in connection with the extinguishment of the debt.

The balance on the first bridge loan of $902 million was assumed by GMPT at the time of the GMPT Exchange. The second loan has a balance of $310 million and expires in June 1999. TRG has begun the process of obtaining permanent secured financing to replace the bridge loan. Additionally, TRG has obtained a $200 million line of credit, replacing TRG's previous revolving credit and commercial paper facilities. TRG has also entered into treasury lock agreements with a notional amount of $200 million at approximately 5%, plus credit spread.

GMPT's share of debt totaling $990 million includes the $902 million bridge loan, $86 million representing 50% of the debt on the Joint Venture owned shopping center, and $1.6 million of assessment bond obligations. The adjustment to debt in the pro forma balance sheet includes the reduction for GMPT's share of debt (excluding the $86 million of Joint Venture debt, which is included in the adjustment to Distributions in excess of net income of Unconsolidated Joint Ventures), net of expected transaction costs, prepayment premiums and restructuring charges totaling $93 million. The estimated restructuring charges include costs related to involuntary termination of personnel and renegotiated contracts with certain of TRG's outside consultants. GMPT's share of debt includes its share of the $93 million of expected costs.

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997
                                   (unaudited)
                        (in thousands, except unit data)


This unaudited Pro Forma Condensed Consolidated Statement of Operations is presented as if the GMPT Exchange and certain other significant debt and equity transactions (see the accompanying Notes and Significant Assumptions) had occurred on January 1, 1997. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what actual results of operations would have been had these transactions been completed as of January 1, 1997, nor does it purport to represent the results of operations for future periods.

                                Historical  GMPT Exchange(A)  Pro Forma      Other        Pro Forma
                                ----------  -------------     ---------      -----        ---------

Revenues                         $313,426    $(123,777)       $189,649     $ 8,810(B)     $198,459

Operating Expenses:
 Recoverable expenses            $ 85,750    $ (36,437)       $ 49,313     $ 2,261(B)     $ 51,574
 Other operating                   35,904      (10,972)         24,932         521(B)       25,453
 Management, leasing and
  development services              4,675       12,853          17,528                      17,528
 General and administrative        25,715                       25,715                      25,715
 Interest                          73,639      (45,605)         28,034      (1,243)(B)(C)   26,791
 Depreciation and amortization     44,719      (18,081)         26,638       2,366(B)       29,004
                                 --------    ---------        --------     -------        --------
                                 $270,402    $ (98,242)       $172,160     $ 3,905        $176,065
                                 --------    ---------        --------     -------        --------

Income before equity in
 income of Unconsolidated
 Joint Ventures                  $ 43,024    $ (25,535)       $ 17,489     $ 4,905        $ 22,394
Equity in income before
 extraordinary items of
 Unconsolidated Joint
 Ventures                          52,270      (12,251)         40,019                      40,019
                                 --------    ---------        --------     -------        --------
Income before extraordinary
 items                           $ 95,294    $ (37,786)       $ 57,508     $ 4,905        $ 62,413
Preferred distributions to TCO     (4,058)                      (4,058)    (12,542)(C)     (16,600)
                                 --------    ---------        --------     -------        --------
Income before extraordinary
 items allocable to unitholders  $ 91,236    $ (37,786)       $ 53,450     $(7,637)       $ 45,813
                                 ========    =========        ========     =======        ========

Income before extraordinary
 items per Unit of
 Partnership Interest:
   Basic                         $    .66    $    (.05)       $    .61     $  (.07)       $    .54
                                 ========    =========        ========     =======        ========
   Diluted                       $    .66    $    (.06)       $    .60     $  (.06)       $    .54
                                 ========    =========        ========     =======        ========

Weighted average number
  of Units of Partnership
  Interest outstanding        138,271,014  (50,025,713)     88,245,301  (4,092,416)(C)  84,152,885
                              ===========  ===========      ==========  ==========      ==========



               See Accompanying Notes and Significant Assumptions

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                        NOTES AND SIGNIFICANT ASSUMPTIONS
                      For the Year Ended December 31, 1997


(A) GMPT Exchange
    -------------

On September 30, 1998, TRG exchanged interests in 10 shopping centers (nine wholly owned and one Unconsolidated Joint Venture), together with $990 million of debt, for all of GMPT's approximately 50 million partnership units. TRG will continue to manage the centers exchanged under a management agreement with GMPT that expires December 31, 1999. The management agreement is cancelable with 90 days notice. The estimated gain on the exchange of approximately $1.1 billion, representing the difference between the fair value of the GMPT units of $675 million, based on the average stock price of $13.50 for the two week period prior to the closing, and the sum of the net book values of the 10 shopping centers, the debt assumed by GMPT, and the transaction costs, has been excluded from TRG's pro forma operations for the year ended December 31, 1997. Included as pro forma adjustments are the results of operations of the exchanged centers, interest on debt assumed by GMPT, and the incremental effect of the new management agreement with GMPT on management, leasing, and development revenues and expenses.

In anticipation of the GMPT Exchange, TRG used the $1.2 billion proceeds from two bridge loans bearing interest at one-month LIBOR plus 1.30% to extinguish approximately $1.1 billion of debt, including substantially all of TRG's public unsecured debt, its outstanding commercial paper, and borrowings on its existing lines of credit. The remaining proceeds were used primarily to pay prepayment premiums and transaction costs. An extraordinary charge of approximately $49 million, consisting primarily of prepayment premiums, was recognized in connection with the extinguishment of the debt.

The balance on the first bridge loan of $902 million was assumed by GMPT at the time of the GMPT Exchange. The second loan has a balance of $310 million and expires in June 1999. TRG has begun the process of obtaining permanent secured financing to replace the bridge loan. Additionally, TRG has obtained a $200 million line of credit, replacing TRG's previous revolving credit and commercial paper facilities. TRG has also entered into treasury lock agreements with a notional amount of $200 million at approximately 5%, plus credit spread.

GMPT's share of debt totaling $990 million includes the $902 million bridge loan, $86 million representing 50% of the debt on the Joint Venture owned shopping center, and $1.6 million of assessment bond obligations. The adjustment to interest expense in the pro forma balance sheet includes the reduction for interest expense on GMPT's share of debt (excluding the adjustment for interest expense on the $86 million of Joint Venture debt, which is included in the adjustment to Equity in income before extraordinary items of Unconsolidated Joint Ventures), net of additional interest on borrowings for expected transaction costs, prepayment premiums and restructuring charges totaling $93 million. GMPT's share of debt includes its share of the $93 million of expected costs.

The average interest rates on both the extinguished debt and the new bridge loan debt are approximately 7%. A 50 basis point change in the rates assumed would increase or decrease the pro forma interest expense adjustment by approximately $0.5 million. The pro forma adjustment to interest expense is not indicative of future periods as the amount of average debt outstanding in the period is not equal to debt outstanding on the day of the transaction.

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                  NOTES AND SIGNIFICANT ASSUMPTIONS - continued
                      For the Year Ended December 31, 1997


Concurrent with the GMPT Exchange, TRG committed to a restructuring of its operations, including involuntary termination of personnel. TRG also renegotiated contracts with certain of its outside consultants. The pro forma income statement excludes any adjustment to general and administrative expense related to these and future restructuring initiatives, however, TRG expects to reduce its annual general and administrative expense by approximately $10 million by 1999. This is a forward looking statement, and certain significant factors could cause the actual reductions in TRG's general and administrative expense to differ materially, including but not limited to: 1) actual payroll reductions achieved; 2) actual results of negotiations; 3) use of outside consultants; and, 4) changes in TRG's owned or managed portfolio.

(B) Acquisition of Interest in Regency Square
    -----------------------------------------

In September 1997, TRG acquired Regency Square shopping center for approximately $123.9 million. TRG used floating rate debt to fund the acquisition (average rate of 7% for the year ended December 31, 1997). The purchase price was allocated primarily to land and to buildings and site improvements, which are being depreciated over 40 years and 15 years, respectively. Pro forma revenues and expenses for the period prior to the acquisition date, other than interest and depreciation, are based on unaudited information provided by the seller of the property.

(C) Other Equity Transactions
    -------------------------

In October 1997, TCO completed a $200 million public offering of eight million shares of Series A Preferred Stock. TCO used the proceeds to acquire a Series A Preferred Equity interest in TRG that entitles TCO to distributions (in the form of guaranteed payments) in amounts equal to the dividends payable on TCO's Series A Preferred Stock. The costs of the offering were paid by TRG. TRG used the net proceeds to pay down short term floating rate debt (average rate of 7% for the year ended December 31, 1997), which was used to fund the acquisition of Regency Square in September 1997.

In January 1998, TRG redeemed a partner's 6.1 million units of partnership interest for approximately $77.7 million (including costs). The redemption was funded through the use of floating rate debt (average rate of 7% for the year ended December 31, 1997).

In April 1998, TCO sold approximately 2.0 million shares of its common stock at $13.1875 per share, before deducting the underwriting commission and expenses of the offering. TCO used the proceeds to acquire an additional equity interest in TRG. TRG paid all costs of the offering. Net proceeds of approximately $25 million were used by TRG to pay down short term floating rate debt (average rate of 7% for the year ended December 31, 1997).

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 1998
                                   (unaudited)
                        (in thousands, except unit data)


This unaudited Pro Forma Condensed Consolidated Statement of Operations is presented as if the GMPT Exchange and certain other significant equity transactions (see the accompanying Notes and Significant Assumptions) had occurred on January 1, 1997. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. This unaudited Pro Forma Condensed Consolidated Statement of Operations is not necessarily indicative of what actual results of operations would have been had these transactions been completed as of January 1, 1997, nor does it purport to represent the results of operations for future periods.


                                Historical  GMPT Exchange(A)   Pro Forma     Other(B)    Pro Forma
                                ----------  -------------      ---------     -----       ---------

Revenues                         $179,234     $(79,252)        $ 99,982                   $99,982

Operating Expenses:
 Recoverable expenses            $ 48,422     $(23,107)        $ 25,315                   $25,315
 Other operating                   20,365       (6,522)          13,843                    13,843
 Management, leasing and
  development services              2,425        8,068           10,493                    10,493
 General and administrative        13,605                        13,605                    13,605
 Interest                          44,586      (27,881)          16,705     $ (754)        15,951
 Depreciation and amortization     28,080      (12,931)          15,149                    15,149
                                 --------     --------         --------     ------        -------
                                 $157,483     $(62,373)        $ 95,110     $ (754)       $94,356
                                 --------     --------         --------     ------        -------
Income before equity in income
 of Unconsolidated Joint
 Ventures                        $ 21,751     $(16,879)        $  4,872     $  754        $ 5,626
Equity in income before
 extraordinary items of
 Unconsolidated Joint Ventures     24,531       (6,039)          18,492                    18,492
                                 --------     --------         --------     ------        -------
Income before extraordinary
 items                           $ 46,282     $(22,918)        $ 23,364     $  754        $24,118
Preferred distributions to TCO     (8,300)                       (8,300)                   (8,300)
                                 --------     --------         --------     ------        -------
Income before extraordinary
 items allocable to unitholders  $ 37,982     $(22,918)        $ 15,064     $  754        $15,818
                                 ========     ========         ========     ======        =======

Income before extraordinary
 items per Unit of
 Partnership Interest:
   Basic                         $    .29     $   (.11)        $    .18     $  .01        $   .19
                                 ========     ========         ========     ======        =======

   Diluted                       $    .28     $   (.10)        $    .18     $  .01        $   .19
                                 ========     ========         ========     ======        =======


Weighted average number of
  Units of Partnership
  Interest outstanding        133,140,814  (50,025,713)      83,115,101  1,115,282(B)  84,230,383
                              ===========  ===========       ==========  =========     ==========



               See Accompanying Notes and Significant Assumptions

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                        NOTES AND SIGNIFICANT ASSUMPTIONS
                     For the Six Months Ended June 30, 1998


(A) GMPT Exchange
    -------------

On September 30, 1998, TRG exchanged interests in 10 shopping centers (nine wholly owned and one Unconsolidated Joint Venture), together with $990 million of debt, for all of GMPT's approximately 50 million partnership units. TRG will continue to manage the centers exchanged under a management agreement with GMPT that expires December 31, 1999. The management agreement is cancelable with 90 days notice. The estimated gain on the exchange of approximately $1.1 billion, representing the difference between the fair value of the GMPT units of $675 million, based on the average stock price of $13.50 for the two week period prior to the closing, and the sum of the net book values of the 10 shopping centers, the debt assumed by GMPT, and the transaction costs, has been excluded from TRG's pro forma operations for the six months ended June 30, 1998. Included as pro forma adjustments are the results of operations of the exchanged centers, including interest on debt assumed by GMPT, and the incremental effect of the new management agreement with GMPT on management, leasing, and development revenues and expenses.

In anticipation of the GMPT Exchange, TRG used the $1.2 billion proceeds from two bridge loans bearing interest at one-month LIBOR plus 1.30% to extinguish approximately $1.1 billion of debt, including substantially all of TRG's public unsecured debt, its outstanding commercial paper, and borrowings on its existing lines of credit. The remaining proceeds were used primarily to pay prepayment premiums and transaction costs. An extraordinary charge of approximately $49 million, consisting primarily of prepayment premiums, was recognized in connection with the extinguishment of the debt.

The balance on the first bridge loan of $902 million was assumed by GMPT at the time of the GMPT Exchange. The second loan has a balance of $310 million and expires in June 1999. TRG has begun the process of obtaining permanent secured financing to replace the bridge loan. Additionally, TRG has obtained a $200 million line of credit, replacing TRG's previous revolving credit and commercial paper facilities. TRG has also entered into treasury lock agreements with a notional amount of $200 million at approximately 5%, plus credit spread.

GMPT's share of debt totaling $990 million includes the $902 million bridge loan, $86 million representing 50% of the debt on the Joint Venture owned shopping center, and $1.6 million of assessment bond obligations. The adjustment to interest expense in the pro forma balance sheet includes the reduction for interest expense on GMPT's share of debt (excluding the adjustment for interest expense on the $86 million of Joint Venture debt, which is included in the adjustment to Equity in income before extraordinary items of Unconsolidated Joint Ventures), net of additional interest on borrowings for expected transaction costs, prepayment premiums and restructuring charges totaling $93 million. GMPT's share of debt includes its share of the $93 million in expected costs.

The average interest rates on both the extinguished debt and the new bridge loan debt are approximately 7%. A 50 basis point change in the rates assumed would increase or decrease the pro forma interest expense adjustment by approximately $0.5 million. The pro forma adjustment to interest expense is not indicative of future periods as the amount of average debt outstanding in the period is not equal to debt outstanding on the day of the transaction.

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
                  NOTES AND SIGNIFICANT ASSUMPTIONS - continued
                     For the Six Months Ended June 30, 1998


Concurrent with the GMPT Exchange, TRG committed to a restructuring of its operations, including involuntary termination of personnel. TRG also renegotiated contracts with certain of its outside consultants. The pro forma income statement excludes any adjustment to general and administrative expense related to these and future restructuring initiatives, however, TRG expects to reduce its annual general and administrative expense by approximately $10 million by 1999. This is a forward looking statement, and certain significant factors could cause the actual reductions in TRG's general and administrative expense to differ materially, including but not limited to: 1) actual payroll reductions achieved; 2) actual results of negotiations; 3) use of outside consultants; and 4) changes in TRG's owned or managed portfolio.

(B) Other Equity Transactions
    -------------------------

In January 1998, TRG redeemed a partner's 6.1 million units of partnership interest for approximately $77.7 million (including costs). The redemption was funded through the use of floating rate debt (average rate of 7% for the six months ended June 30, 1998). In April 1998, TCO sold approximately 2.0 million shares of its common stock at $13.1875 per share, before deducting the underwriting commission and expenses of the offering. TCO used the proceeds to acquire an additional equity interest in TRG. TRG paid all costs of the offering. Net proceeds of approximately $25 million were used by TRG to pay down short term floating rate debt (average rate of 7% for the six months ended June 30, 1998).



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


                                   SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                    THE TAUBMAN REALTY GROUP
                                                    LIMITED PARTNERSHIP

Date: October 15, 1998                              By: /s/ Lisa A. Payne
                                                        -----------------
                                                    Lisa A. Payne
                                                    Executive Vice President and
                                                    Chief Financial Officer




                                 EXHIBIT INDEX


Exhibit Number                     Description

     2 Separation and Relative Value Adjustment Agreement between The Taubman Realty Group Limited Partnership and GMPTS Limited Partnership (without exhibits or schedules, which will be supplementally provided to the Securities and Exchange Commission upon its request.)


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